EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $1.9 Million Order for Multiple Z Backscatter Vans

BILLERICA, Mass. – September 28, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of a $1.9 million order from an undisclosed client for multiple Z® Backscatter Vans™ (ZBV), including options and warranty.

“The ZBV is steadily emerging in the international market as the mobile X-Ray system of choice to support a multitude of security protocols,” said Anthony Fabiano, President and CEO.  “The Z Backscatter Van provides the flexibility to meet divergent needs. Rapid deployment for time-sensitive security threats allows officials to respond more efficiently to combat trade fraud, uncover stowaways, and detect car and truck bombs. The ZBV is the only system available that provides the capability to uncover organic threats with photo-like clarity. There is simply no other system out there like it.”

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects.  For personnel safety in dangerous environments, a remote console is available for operating the system in stationary mode from a distance of up to 500 meters.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection and screening systems.  With more than 45 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a variety of technologies, including patented Z® Backscatter™, Shaped Energy™ and Radioactive Threat Detection (RTD). These technologies offer superior detection of threats including plastic explosives, plastic weapons, illegal drugs, other contraband, dirty bombs and nuclear devices.  AS&E offers a complete range of X-ray inspection products including Z Backscatter screening systems, CargoSearch ™, and ParcelSearch™ inspection systems, used for critical detection and security applications to combat terrorism, drug and weapon smuggling, trade fraud, and illegal immigration. AS&E customers include leading governmental agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security, U.S. Department of Defense, U.S. Customs and Border Protection, Royal Thai Police, HM Customs & Excise (U.K.) and Hong Kong Customs.   For more information on AS&E products and technologies, please visit www.as-e.com.

Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.